Exhibit 10.85

EXECUTION VERSION

LOAN AGREEMENT

THIS LOAN AGREEMENT (the “Agreement”) is entered into effective June 14, 2013, between T. BOONE PICKENS, an individual (the “Lender”), and CLEAN ENERGY FUELS CORP., a Delaware corporation (the “Borrower” or the “Company”).

W I T N E S S E T H:

WHEREAS, the Borrower has formed Clean Energy National LNG Corridor, LLC, a Delaware limited liability company (the “LNG Subsidiary”) to engage in the development, construction and operation of liquefied natural gas fueling stations throughout the United States (the “Business”);

WHEREAS, the Lender has acquired fifty percent (50%) of a Convertible Promissory Note initially issued by the Company on July 11, 2011 in the principal amount of $50 million and bearing a cash interest rate of 7.5% (the “First Tranche Note”), and fifty percent (50%) of a Convertible Promissory Note initially issued by the Company on July 10, 2012 in the principal amount of $50 million and bearing a cash interest rate of 7.5% (the “Second Tranche Note,” and, together with the First Tranche Note, the “Convertible Notes”);

WHEREAS, the Company cancelled each Convertible Note as issued in the name of the original holder thereof and reissued (i) notes (the “TBP Replacement Notes”) of like tenor and of $25 million face value each to and in the name of the Lender and (ii) notes of like tenor and of $25 million face value each to and in the name of a third party;

WHEREAS the Lender has assumed the obligation to extend a loan to the Borrower (the “Third Tranche Loan” and, together with the loans underlying the TBP Replacement Notes, the “Loans”) in the aggregate amount of $15,000,000.00, to be evidenced by a new Convertible Promissory Note (the “Third Tranche Note” and, each, together with the TBP Replacement Notes, a “Note”), the proceeds to be used exclusively in connection with the development of the Business; and

WHEREAS, pursuant to the Purchase Agreement, the Lender has acquired the outstanding Notes from Chesapeake NG Ventures Corporation (“Chesapeake”), the prior owner of all of the outstanding Notes issued pursuant to the Loan Agreement dated as of July 11, 2011 among the Borrower, Chesapeake and an Affiliate of Chesapeake, as guarantor (the “Original Loan Agreement”) and all of Chesapeake’s rights, title and interest to the Original Loan Agreement and the Registration Rights Agreement of even date with the Original Loan Agreement (the “Original Registration Rights Agreement”) and the Borrower and the Lender have agreed to enter into this Loan Agreement and a new Registration Rights Agreement (the “Registration Rights Agreement”) to reflect the assignment of the Notes pursuant to the Purchase Agreement to multiple parties and to make certain non-substantive and/or ministerial modifications necessitated by such assignment to the Original Loan Agreement and Original Registration Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements among the parties and the funds to be advanced to the Borrower, it is agreed as follows:

1.                                      Definitions.  The following terms have the meanings set forth in this paragraph 1, when used in this agreement:

1.1                               “Adjusted Conversion Price” means the greater of:  (a) the Market Value for the period ending on the Effective Date; and (b) the product of:  (i) the Reference Price; and (ii) 66 2/3%.

1.2                               “Adjustment Notice” means a certificate from the Borrower to the Lender certifying any adjustments to the Conversion Price and Reference Price calculated pursuant to paragraph 6.6.

1.3                               “Affiliate” means the same in this Agreement as that term is defined in Rule 405 of the Securities Act.

1.4                               “Board of Directors” means the Board of Directors of the Borrower or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

1.5                               “Borrower” has the meaning ascribed to that term in the preamble.

1.6                               “Business” has the meaning ascribed to that term in the recitals.

1.7                               “Bylaws” means the Borrower’s Bylaws, as amended and as in effect on the date hereof.

1.8                               “Capital Stock” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated) of corporate stock and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of that Person.

1.9                               “Certificate of Incorporation” means the Borrower’s Restated Certificate of Incorporation, as amended and as in effect on the date of this Agreement.

1.10                        “Closing” has the meaning ascribed to that term in paragraph 3.

1.11                        “Closing Sale Price” of the Common Stock on any date means the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such Common Stock is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable and hereafter designated by the Borrower and the Lender).

1.12                        “Contingent Obligation” means, with respect to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

1.13                        “Common Stock” means the Borrower’s common stock, par value $0.0001 per share or any other class of stock resulting from successive changes or reclassifications of such Common Stock.

1.14                        “Conversion Price” means $15.80 per share of Common Stock.

1.15                        “Default” has the meaning ascribed to that term in paragraph 9.

1.16                        “Effective Date” means the date on which a Fundamental Change occurs.

1.17                        “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.18                        “Exchange Event” has the meaning ascribed to that term in paragraph 6.4.

1.19                        “Exchange Shares” means shares of Common Stock issued or issuable in exchange for principal and interest under a Note.

1.20                        “Expiration Date” means the 30th Trading Day following the Effective Date of a Fundamental Change.

1.21                        “Forced Conversion Conditions” means, with respect to any particular Trading Day, both (a) the Closing Sale Price of the Borrower’s Common Stock is at or above 140% of the Conversion Price then in effect on the immediately preceding Trading Day; and (b) the Lender would be able to sell shares issuable upon exchange of a Note under Rule 144 under the Securities Act (without volume or manner-of-sale restrictions) and/or an effective registration statement without restriction.

1.22                        “Fundamental Change” means any of the following events:  (a) the sale, lease, exchange, license or other transfer, in one or a series of related transactions, of all or substantially all of the Borrower’s or LNG Subsidiary’s assets (determined on a consolidated basis) to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than to Permitted Holders; (b) the adoption of a plan the consummation of which would result in the liquidation or dissolution of the Borrower or LNG Subsidiary; (c) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than Permitted Holders of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the fully diluted equity interests in the Borrower or LNG Subsidiary; or (d) the Common Stock ceases to be listed on the NYSE or NASDAQ.

1.23                        “Fundamental Change Notice” means a notice from the Borrower or LNG Subsidiary to the Lender stating:  (a) that a Fundamental Change has occurred; (b)

the Expiration Date with respect to that Fundamental Change; (c) the name and address of the transfer agent; and (d) the procedures that the Borrower must follow to make the election provided in paragraph 6.2.

1.24                        “Fundamental Change Option” has the meaning ascribed to that term in paragraph 6.2.

1.25                        “Indebtedness” means, with respect to any Person and without duplication:  (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business); (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness; and (h) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

1.26                        “Interest Payment Date” means each March 31, June 30, September 30 and December 31 of each year.

1.27                        “Lender” has the meaning ascribed to that term in the preamble.

1.28                        “LNG Subsidiary” has the meaning ascribed to that term in the recitals.

1.29                        “Loans” has the meaning ascribed to that term in the recitals.

1.30                        “Loan Documents” means this Agreement, the Notes, the Registration Rights Agreement and the other documents executed in connection therewith.

1.31                        “Mandatory Exchange Date” has the meaning ascribed to that term in paragraph 6.3.

1.32                        “Mandatory Exchange Notice” means a notice from the Borrower to the Lender stating:  (a) the Mandatory Exchange Date; (b) the number of shares of Common Stock to be issued upon conversion of the principal and interest to be exchanged; and (c) the amount of principal and interest to be exchanged.

1.33                        “Market Value” means the average Closing Sale Price of the Common Stock for a ten consecutive Trading Day period on NASDAQ (or, if the Common Stock is not listed on NASDAQ, on such other national securities exchange or trading market on which the Common Stock is then listed or is authorized for trading) ending immediately prior to the date of determination.

1.34                        “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby and by the other Loan Documents and the Purchase Agreement or on the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Borrower to perform its obligations under the Loan Documents or the Purchase Agreement.

1.35                        “Maturity Date” means, with respect to the TBP Replacement Note issued in respect of the portion of the First Tranche Note acquired by the Lender, July 11, 2018, with respect to the TBP Replacement Note issued in respect of the portion of the Second Tranche Note acquired by the Lender, July 10, 2019, and with respect to the Third Tranche Note, June 14, 2020.

1.36                        “NASDAQ” means The NASDAQ Stock Market, Inc., including any of its Affiliates.

1.37                        “Note” has the meaning ascribed to that term in the recitals.

1.38                        “NYSE” means the New York Stock Exchange.

1.39                        “Other 7.5% Notes”  means, at any time, the notes issued and outstanding under the Other Loan Agreement.

1.40                        “Other Loan Agreement” means that certain Loan Agreement dated as of the date hereof between the Borrower and Green Energy Investment Holdings LLC (in such capacity “Other Lender”), as it may be amended, restated, supplemented, refinanced, replaced or otherwise modified from time to time.

1.41                        “Permitted Holders” means T. Boone Pickens and his Affiliates.

1.42                        “Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

1.43                        “Purchase Agreement” means that certain Note Purchase Agreement dated as of June 14, 2013 among T. Boone Pickens, Green Energy Investment Holdings LLC, Chesapeake NG Ventures Corporation, Chesapeake Energy Corporation and the Borrower.

1.44                        “Reference Price” means $12.90 per share of Common Stock.

1.45                        “SEC” means the United States Securities and Exchange Commission.

1.46                        “SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by the Borrower with the SEC pursuant to the reporting requirements of the Exchange Act filed during the two (2) years prior to the date of this Agreement or prior to the date of the Closing and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.

1.47                        “Securities” means the Note and the Exchange Shares.

1.48                        “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.49                        “Senior Indebtedness” means any Indebtedness of the Borrower to any bank, commercial lender or other lending institution regularly engaged in the business of lending money that is secured by a lien on any of the material assets of the Borrower, except:  (a) Indebtedness convertible or exchangeable for Capital Stock of the Borrower; and (b) Indebtedness in connection with capital leases or operating leases used solely for the purchase, finance or acquisition of equipment secured only by that equipment.

1.50                        “Subsidiary” means any Person (a) in which the Borrower, directly or indirectly, owns not less than 25% of the capital stock or holds a corresponding equity or similar interest; and (b) which has operations or material assets.

1.51                        “Third Tranche Note” has the meaning ascribed to that term in the recitals.

1.52                        “Trading Day” means a day during which trading in securities occurs on NASDAQ or, if Common Stock is not listed on NASDAQ, on the principal other national securities exchange on which Common Stock is then listed or, if Common Stock is not listed on a national securities exchange, on the principal trading market on which Common Stock is then traded.

1.53                        “VWAP” means the per share volume-weighted average price for the Common Stock as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. to 4:00 p.m., New York City time), or if such volume-weighted average price is unavailable or if such page or its equivalent is unavailable:  (a) the price of each trade in shares of Common Stock multiplied by the number of shares of Common Stock in each such trade; divided by (b) the total number of shares of Common Stock traded, in each case during such Trading Day from 9:30 a.m. to 4:00 p.m.,

New York City time on NASDAQ or, if the Common Stock is not traded on NASDAQ, the principal national securities exchange or automated quotation system on which the Common Stock is listed or quoted.

2.                                      Lending Agreement.  Subject to the terms and conditions of this Agreement, the Lender confirms its agreement to lend to the Borrower and the Borrower agrees to borrow from the Lender the principal amount of $15,000,000.00.  The Third Tranche Loan will be advanced directly to the LNG Subsidiary for the benefit of the Borrower to be used only for the Business.  All advances to the Borrower and all payments and other deliveries to the Lender will be made in accordance with the instructions set forth on Schedule 2.

3.                                      Closing.  The advance of $15,000,000.00 under the Third Tranche Note will be made on the execution and delivery of the applicable Loan Documents and satisfaction by the Borrower or waiver by the Lender of the applicable conditions of lending set forth in paragraph 5 (the “Closing”).

4.                                      Convertible Promissory Notes.  The Borrower and the Lender agree that the Lender will have no obligation to re-advance any amounts paid on any of the Notes.  Each such Note will be payable on the following terms:

4.1                               Interest.  Except as otherwise provided in a Note, each Note will bear interest from the date of the advance thereunder until payment in full at the per annum rate of 7.5% payable on each Interest Payment Date.  Except as provided in this Agreement all interest will be paid in cash in immediately available funds on the designated Interest Payment Date.  All interest will be computed for the actual number of days elapsed on the basis of a year consisting of 360 days.

4.2                               Repayment.  Provided there is no Default, the entire unpaid principal balance of each Note and all accrued and unpaid interest thereon will be due and payable on the earliest of:  (a) the Maturity Date; or (b) the 31st Trading Day following the Effective Date.  The Borrower will not have the right to prepay any Note, in whole or in part.  All payments will be applied first to accrued and unpaid interest and second to the principal balance.

4.3                               Optional Repayment in Common Stock.  Notwithstanding the terms of paragraph 4.2, by a written notice to Lender on or before the Maturity Date of a Note, the Borrower may elect, in the Borrower’s sole discretion, to pay all or any part of the principal and interest due under such Note on the applicable Maturity Date by delivering to the Lender the number of shares of Common Stock equal to the quotient of:  (a) the sum of:  (i) the principal to be paid in Common Stock; and (ii) the interest to be paid in Common Stock; and (b) the VWAP for the Common Stock for the immediately prior twenty Trading Days before the Maturity Date.  Notwithstanding the previous sentence, if the Borrower elects to pay all or any portion of the principal and interest due under any Note on the Maturity Date pursuant to this paragraph 4.3, the issuance of Common Stock in repayment of that Note will be subject solely to the volume restrictions on issuance set forth in the first sentence of paragraph 6.3.2 with the balance of such repayment made on successive Trading Days subject solely to such volume restrictions (without regard to the balance of paragraph 6.3) and will be effected as an exchange pursuant to the procedures set forth in paragraph 6.4.

5.                                      Conditions of Lending.  The obligation of the Lender to perform this Agreement at the Closing is subject to the performance of the following conditions:

5.1                               Loan Documents.  At the Closing, the Loan Documents will have been duly executed, acknowledged (where appropriate) and delivered to the Lender by the Borrower, all in form and substance satisfactory to the Lender.

5.2                               Authority and Compliance.  The Lender will have received:  (a) certified copies of the Borrower’s Certificate of Incorporation and Bylaws, complete with all amendments thereto and certificates to be filed in connection therewith; (b) certified copies of the LNG Subsidiary’s Certificate of Formation and Limited Liability Company Agreement with all amendments thereto and certificates to be filed in connection therewith; (c) satisfactory evidence that each of the Borrower and LNG Subsidiary is qualified to do business and in good standing in each jurisdiction listed on Schedule 5.2; and (d) certified copies of resolutions and other documents reasonably required to authorize the execution, delivery and performance of the Loan Documents and other instruments provided for herein, all in form and substance reasonably satisfactory to the Lender.  In addition, the Lender will have received a compliance certificate in form reasonably acceptable to the Lender’s counsel, which certificate shall certify that no event of Default has occurred and is continuing as of the date of such funding, that the Borrower will be solvent after giving effect to such funding, that, other than as disclosed in the SEC Documents, since December 31, 2012 there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise) or results of operations of the Borrower or its Subsidiaries, that the LNG Subsidiary has used all Loan proceeds as set forth in Section 7.8 of this Agreement, and that a sufficient number of shares of Common Stock have been reserved and are available for issuance as Exchange Shares pursuant to the terms of this Agreement.

5.3                               No Default.  There will have occurred and be continuing no event of Default as of the date of such closing.

6.                                      Exchange Events.  Each Note will be exchangeable for Common Stock as follows:

6.1                               Voluntary Exchange.  The Lender has the right to exchange all or any portion of the principal and accrued and unpaid interest with respect to each Note at the Conversion Price for fully paid and nonassessable shares of Common Stock and cash in lieu of fractional shares as described in paragraph 6.4 upon written notice to Borrower.

6.2                               Exchange on Fundamental Change.  If:  (a) a Fundamental Change occurs; (b) the Market Value for the period ending on the Effective Date is less than the

Conversion Price; and (c) the Lender so elects by delivering written notice to Borrower during the period beginning on the first Trading Day after the Effective Date and ending on the Expiration Date, then, in lieu of repayment as provided in paragraph 4.2, the Lender will have the one-time option to exchange some or all principal and accrued and unpaid interest with respect to each Note at the Adjusted Conversion Price for fully paid and nonassessable shares of Common Stock and cash in lieu of fractional shares as described in paragraph 6.4.  The Borrower must deliver a Fundamental Change Notice to the Lender not later than five days following the Effective Date.  Notwithstanding anything herein to the contrary, solely in connection with the exchange of all or any portion of the Notes and the Other 7.5% Notes in connection with a Fundamental Change pursuant to the terms of this paragraph 6.2 and paragraph 6.2 of the Other Loan Agreement, the Lender shall not have the right to exchange that portion of any Note to the extent that as a result of that exchange (together with any other exchange pursuant to paragraphs 6.2 and 6.4 hereof and paragraphs 6.2 and 6.4 of the Other Loan Agreement by Lender, Other Lender or any Affiliate of Lender) the Lender, taken together with the Other Lender, would be issued an aggregate number of shares of Common Stock equal to twenty percent (20%) or more of the number of shares of Common Stock of Borrower outstanding immediately prior to execution of the Original Loan Agreement, unless and until such exchange has been approved by shareholders of the Borrower in accordance with the rules and regulations of NASDAQ.  Borrower hereby covenants and agrees to seek such shareholder approval in connection with any Fundamental Change if it is reasonably likely that the foregoing maximum amount would be implicated in connection with an exchange pursuant to this paragraph 6.2.  Notwithstanding anything herein to the contrary, solely in connection with the exchange of all or any portion of any Note in connection with a Fundamental Change pursuant to the terms of this paragraph 6.2, the Lender shall not have the right to exchange such Note to the extent that the Adjusted Conversion Price is less than the market value of the Common Stock as of the date of such conversion, unless and until such exchange has been approved by shareholders of the Borrower in accordance with the rules and regulations of NASDAQ.  Borrower hereby covenants and agrees to seek such shareholder approval in connection with any Fundamental Change if it is reasonably likely that the Adjusted Conversion Price would be less than the market value of the Common Stock as of the date of such conversion.

6.3                               Mandatory Exchange.  At any time after (a) July 11, 2013, in the case of the First Tranche Note, (b) July 10, 2014, in the case of the Second Tranche Note and (c) the second anniversary of the Closing, in the case of the Third Tranche Note, if the Closing Sale Price of the Common Stock is greater than or equal to 140% of the Conversion Price then in effect for at least 20 Trading Days in any consecutive 30 Trading Day Period, then the Borrower may require the Lender to exchange all or any portion of the principal of and accrued and unpaid interest on such Note at the Conversion Price for fully paid and nonassessable shares of Common Stock and cash in lieu of fractional shares as described in paragraph 6.4.

6.3.1                     Mandatory Exchange Notice.  The Borrower must deliver a Mandatory Exchange Notice to the Lender that the Borrower intends to exercise the Borrower’s right to require exchange pursuant to this paragraph 6.3 specifying the date that the Borrower elects to require the exchange (the “Mandatory Exchange Date”) which must be within five days of such notice.

6.3.2                     Exchange Restrictions.  Notwithstanding the balance of this paragraph 6.3, beginning on the Mandatory Exchange Date, and each subsequent consecutive Trading Day thereafter, the amount of principal and interest exchanged for Common Stock will not exceed 15% of the average daily trading volume of the Common Stock of the Borrower computed for the 30-day period immediately prior to such conversion.  No such conversion will occur on any Trading Day on which Forced Conversion Conditions are not satisfied.  The mandatory conversion provisions of this paragraph 6.3 will continue to apply only upon each successive Trading Day after the Mandatory Exchange Date upon which the Forced Conversion Conditions are satisfied until all of the principal and interest that can be required to be exchanged for Common Stock pursuant to this paragraph 6.3 has been exchanged for Common Stock pursuant to this paragraph 6.3.

6.3.3                     Interest.  Notwithstanding the provisions of paragraph 6.4, any accrued and unpaid interest not exchanged pursuant to this paragraph 6.3 that accrued prior to the Mandatory Exchange Date will be due and payable on the next Interest Payment Date.

6.4                               Mechanism for Exchange.  Each exchange of principal or interest due under a Note pursuant to paragraphs 4.3, 6.1, 6.2 or 6.3 (each, an “Exchange Event”) will be deemed to have been effective on written notice of the related Exchange Event, whether or not the Note has been surrendered to the Borrower and the applicable amount of the Note will be deemed satisfied and all rights with respect to the amount of the Note deemed satisfied will cease and terminate, including, without limitation, the right to accrue and be paid interest on any applicable Note.  The Lender agrees that on the exchange of the entire unpaid principal amount of any one of the Notes plus all accrued and unpaid interest thereon, the Lender will deliver the original Note or Notes to the Borrower.  At the time any exchange has been effected, the Lender will credit the principal amount and interest of the Note that has been exchanged upon issuance to the Lender of the applicable number of shares of the Borrower’s Common Stock.  The Borrower will deliver to the Lender or its designated custodian a certificate or certificates representing the number of shares of the Common Stock issuable by reason of such exchange in the name of the Lender or one of its Affiliates and in such denomination or denominations as the Lender may specify upon receipt (if required) of the original Note or Notes being exchanged.  The issuance of the certificates in connection with the exchange of any portion of the principal amount of the Note to Common Stock of the Borrower will be made without charge to the Lender for any issuance tax or other cost incurred by the Borrower in connection with such exchange.

Each exchange (other than an exchange under paragraph 4.3) will entitle the Lender to receive the number of shares of the Borrower’s Common Stock equal to the quotient of:  (a) the amount of principal and interest to be exchanged; divided by (b) the Conversion Price or Adjusted Conversion Price then in effect, as applicable.  Notwithstanding the foregoing sentence, no fractional shares will be issued in any exchange.  If the Lender would be entitled to receive a fractional share, the Borrower will pay to the Lender cash equal to the product of:  (y) the Conversion Price; and (z) the fraction of a share that would otherwise have been issued but for the prohibition on issuing fractional shares pursuant to this paragraph 6.4.

6.5                               Legends.  The Lender understands that the certificates or other instruments representing the Exchange Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.

The legend set forth above shall be removed from the Exchange Shares and the Borrower shall issue a certificate without such legend to the holder of the Exchange Shares upon which it is stamped, if, unless otherwise required by state securities laws, (a) such Exchange Shares are registered for resale under the 1933 Act, (b) in connection with a sale, assignment or other transfer, such holder provides the Borrower with an opinion of a law firm reasonably acceptable to the Borrower, in a form reasonably acceptable to the Borrower, to the effect that such sale, assignment or transfer of the Exchange Shares may be made without registration under the applicable requirements of the 1933 Act; or (c) such holder provides the Borrower with reasonable assurance that the Exchange Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A of the Securities Act.

6.6                               Adjustments to Conversion Price.

(a) If the Company shall, at any time and from time to time while any of the Notes are outstanding, issue a dividend or make a distribution on its Common Stock payable in shares of its Common Stock to all or substantially all holders of its

Common Stock, then the Conversion Price and the Reference Price at the opening of business on the Ex-Dividend Date for such dividend or distribution will be adjusted by multiplying the Conversion Price and the Reference Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding at the close of Business on the Business Day immediately preceding the Ex-Dividend Date for such dividend or distribution; and the denominator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding such Ex-Dividend Date plus the total number of shares of Common Stock constituting such dividend or other distribution.  If any such dividend or distribution is declared but not so paid or made, the Conversion Price and the Reference Price shall again be adjusted to the Conversion Price and the Reference Price which would then be in effect if such dividend or distribution had not been declared.  “Ex-Dividend Date” means, with respect to any issuance or distribution, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

(b) If the Company shall, at any time or from time to time while any of the Notes are outstanding, subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares of Common Stock, then the Conversion Price and the Reference Price in effect at the opening of business on the day upon which such subdivision becomes effective shall be proportionately decreased, and conversely, if the Company shall, at any time or from time to time while any of the Notes are outstanding, combine or reclassify its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Conversion Price and the Reference Price in effect at the opening of business on the day upon which such combination or reclassification becomes effective shall be proportionately increased.  In each such case described in this clause (b), the Conversion Price and the Reference Price shall be adjusted by multiplying such Conversion Price and the Reference Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to giving effect to such dividend, distribution, subdivision, combination or reclassification and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination.  Such increases or reductions, as the case may be, shall become effective immediately after the opening of business on the day upon which such subdivision, combination or reclassification becomes effective.

7.                                      Covenants.  Until payment in full of the Note, unless the Lender otherwise consents in writing, the Borrower will perform or cause to be performed the following:

7.1                               Notice of Default.  The Borrower will give prompt written notice to the Lender of its actual knowledge of any Default under the Loan Documents.

7.2                               Corporate Existence.  The Borrower will take the necessary steps to preserve the corporate existence of the Borrower and the LNG Subsidiary and their respective rights to conduct business in those states in which the nature of the properties or businesses of the Borrower or the LNG Subsidiary, as applicable, requires qualification to do business therein, and will comply in all material respects with all valid and applicable statutes, rules and regulations.  The jurisdictions set forth on Schedule 7.2 are all the jurisdictions where the Borrower and the LNG Subsidiary are required to register to do business where the failure to so qualify would have a Material Adverse Effect on the Borrower or the LNG subsidiary.

7.3                               Insurance.  The Borrower shall provide or cause to be provided, for itself and each of its Subsidiaries, insurance against loss or damage of the kinds that, in the reasonable, good faith opinion of the Borrower, are adequate and appropriate for the conduct of the business of the Borrower and such Subsidiaries in a reasonably prudent manner, with reputable insurers or with the government of the United States or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the reasonable, good faith opinion of the Borrower, for corporations similarly situated in the industry.

7.4                               Compliance with Obligations.  The Borrower will perform and observe, or cause to be performed or observed as the case may be, all of its and its Subsidiaries’ material obligations pursuant to the terms, agreements and covenants of their respective certificates of incorporation, other formation documents and this Agreement.

7.5                               Reservation.  The Borrower will take whatever actions are required to ensure that a sufficient number of shares of Common Stock have been reserved and are available for issuance as Exchange Shares pursuant to the terms of the Loan Documents.

7.6                               Replacement.  The Borrower will issue a new Note or stock certificate in place of any previously issued instrument alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction (provided that an affidavit of the Lender will be satisfactory for such purpose) and the giving of such indemnity as the Board of Directors may reasonably request for the protection of the Borrower or any transfer agent or registrar (provided that as to the Lender, its own indemnification agreement will under all circumstances be satisfactory and no bond will be required).  On surrender of any previously issued instrument described above that has been mutilated, the Borrower will issue a new instrument in place thereof.

7.7                               Taxes and Other Obligations.  Except as set forth on Schedule 7.7, the Borrower and each of its Subsidiaries’ will (a) pay and discharge all material taxes, assessments, interest on taxes and governmental charges against them or against any of their properties, upon the respective dates when due, except (i) to the extent that such material taxes, assessments, interest on taxes, installments and governmental charges are contested in good faith and by appropriate proceedings or (ii) as would not be reasonably expected to have a Material Adverse Effect; and

(b) take all necessary actions to prevent any material tax lien from attaching to any of their properties, except tax liens contested in good faith and by appropriate proceedings.

7.8                               Use of Proceeds.  The Borrower will cause the LNG Subsidiary not to use the Loan proceeds for any reason other than:  (a) to pay the Borrower’s expenses in connection with documenting the Loan; (b) for expenditures relating to LNG Subsidiary’s pursuing the Business; (c) paying interest or principal on the Loan; and (d) paying any other Business related expenditures of the LNG Subsidiary.  The advances under the Notes may not, without the Lender’s prior written consent, be used for any purpose other than as set forth in the preceding sentence.  Except as provided in clauses (a) and (c) of this paragraph 7.8, the Borrower will cause the LNG Subsidiary not to make any distributions of cash or property with respect to the equity of the LNG Subsidiary to any Person.

7.9                               LNG Subsidiary Activities.  The Borrower will cause the LNG Subsidiary:  (a) not to engage in any activities other than the Business; and (b) to diligently pursue the development and operation of the Business.  The Borrower will deliver reports to the Lender, not less often than quarterly, indicating the financial performance of the LNG Subsidiary, the number of LNG stations completed, under construction and presently planned for construction together with such other information the Lender reasonably requests.

7.10                        Listing.  The Borrower will promptly secure the listing of all of the Exchange Shares upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and will maintain, so long as any other shares of Common Stock will be so listed, such listing of all Exchange Shares from time to time issuable under the terms of the Loan Documents.  The Borrower will maintain the Common Stock’s authorization for quotation on the NASDAQ or the NYSE.  Neither the Borrower nor any of its Subsidiaries will take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the NASDAQ.  The Borrower will pay all fees and expenses in connection with satisfying its obligations under this paragraph 7.10.

7.11                        Certain Fees and Expenses.  The Borrower will pay all transfer agent fees, stamp or transfer taxes and other taxes (not including income or similar taxes) and duties levied in connection with the sale and issuance of the Exchange Shares.  Except as otherwise expressly set forth in the Loan Documents, each party to this Agreement will bear its own fees and expenses in connection with the Loan (including, without limitation, each party’s legal, accounting and other expenses).

8.                                      Public Statements.  The Borrower and Lender agree not to issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement without the prior consent of the other party, unless such party determines, after consultation with counsel, that it is required by an applicable statute, ordinance, rule or regulation or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement, in which event such party will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and will give due consideration to all reasonable additions, deletions or changes suggested thereto.

9.                                      Default.  The Lender may terminate all of the Lender’s obligations under the Loan Documents, accelerate the Notes and declare all of the Notes and all other Indebtedness and obligations of the Borrower owing to the Lender to be due and payable if any of the following events of default (a “Default”) occur and have not been waived in writing by the Lender:

9.1                               Nonpayment of Principal.  The Borrower fails to pay when due any principal of the Notes; or

9.2                               Nonpayment of Interest.  The Borrower fails to pay any installment of interest on the Notes when due and payable; or

9.3                               Breach of Agreement.  The Borrower fails to perform or observe any covenant contained in this Agreement; or

9.4                               Representations and Warranties.  Any representation or warranty made to the Lender or to Chesapeake pursuant to the Original Agreement, in any schedule hereto or to the Original Agreement or in any certificate delivered by the Borrower pursuant hereto or to the Original Agreement proves to have been false or erroneous in any material respect when made; or

9.5                               Bankruptcy.  The institution of bankruptcy, reorganization, readjustment of any debt, liquidation or receivership proceedings by or against the Borrower or LNG Subsidiary occurs under the Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing which is not dismissed within sixty (60) days of the institution thereof; or

9.6                               Insolvency.  Any admission by the Borrower or LNG Subsidiary that the Borrower or LNG Subsidiary is unable to pay its debts as such debts mature or an assignment for the benefit of the creditors of the Borrower or LNG Subsidiary; or

9.7                               Judgment.  Entry by any court of a final judgment in an amount in excess of $15,000,000.00 against the Borrower which is not discharged or stayed within sixty (60) days thereof; or

9.8                               Receivership.  The appointment of a receiver or trustee for the Borrower or LNG Subsidiary; or

9.9                               Acceleration of Other Debt.  The acceleration of the maturity of any indebtedness for borrowed money of the Borrower owing to any other Person in an amount in excess of $20,000,000.00, provided however, if the documents evidencing the accelerated indebtedness do not provide for a cure period prior to acceleration and the Borrower causes the acceleration to be rescinded within thirty (30) days after the date of acceleration, then the event of Default under this paragraph 9.9 will be deemed to be cured as a result of such rescission of acceleration within such thirty (30) day period.

If the Borrower cures or causes to be cured such Default within thirty (30) days after receiving written notice thereof, the parties will be restored to their respective rights and obligations under this Agreement as if no Default had occurred, except that no right to cure will be given as to events of Default in paragraphs 9.1, 9.5, 9.6, 9.7 or 9.9 of this Agreement.

10.                               Subordination.  The Lender will execute and deliver customary forms of subordination agreements requested from time to time by holders of Senior Indebtedness in form and substance reasonably satisfactory to Lender and such holder.

11.                               Remedies.  On the occurrence of an event of Default which has not been timely cured, the Lender may, at the Lender’s option:

11.1                        Acceleration of Note.  Declare all Notes and all sums due to the Lender pursuant to the Loan Documents to be immediately due and payable, whereupon the same will become forthwith due and payable and the Lender will be entitled to proceed to selectively and successively enforce the Lender’s rights under the Loan Documents or any other instruments delivered to the Lender in connection with the Loan Documents.

11.2                        Waiver of Default.  The Lender may, by an instrument or instruments in writing signed by the Lender, waive any Default which has occurred together with any of the consequences of such Default and, in such event, the Lender and the Borrower will be restored to their respective former positions, rights and obligations hereunder.  Any Default so waived will, for all purposes of this Agreement with respect to the Lender, be deemed to have been cured and not to be continuing, but no such waiver will extend to any subsequent or other Default or impair any consequence of such subsequent or other Default.

11.3                        Cumulative Remedies.  No failure on the part of the Lender to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by the Lender of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not alternative.

12.                               Miscellaneous.  It is further agreed as follows:

12.1                        Expenses.  Except as otherwise provided in this Agreement, the Borrower and the Lender will each pay their own expenses in connection with the transactions described in this Agreement and the preparation of the Loan Documents.  The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Lender in connection with the enforcement of the Loan Documents including, without limitation, reasonable attorneys’ fees.

12.2                        Notices.  All notices, requests and demands will be served by hand delivery, telefacsimile, overnight courier or by registered or certified mail, with return receipt requested, as follows:

if to the Borrower:

Clean Energy Fuels Corp.
3020 Old Ranch Parkway, Suite 400
Seal Beach, California 90740
Telephone: (562) 493-2804
Facsimile: (562) 493-4956
Attention: J. Nathan Jensen, Vice President and General Counsel

with a copy to:	Morrison & Foerster LLP 12531 High Bluff Drive, Suite 100 San Diego, California 92130 Telephone: (858) 720-5100 Facsimile: (858) 720-5125 Attention: Steven G. Rowles, Esquire

if to the Lender:	T. Boone Pickens c/o Drew A. Campbell 8117 Preston Road, Suite 260 Dallas, Texas 75225 Tel: (214) 265-4165 Fax: (214) 750-9773

with a copy to:	Baker Botts L.L.P. One Shell Plaza 910 Louisiana Street Houston, Texas 77002-4995 Tel: (713) 229-1475 Fax: (713) 229-7775 Attn: Stephen Massad

or at such other address as any party designates for such purpose in writing to the other party.  Notices will be deemed to have been given on the date actually received in the event of personal, facsimile or overnight courier delivery or on the date three (3) days after notice is deposited in the mail, properly addressed, postage prepaid.

12.3                        Severability.  If any one or more of the provisions contained in any of the Loan Documents is determined to be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction, nor will the validity, legality and enforceability of the remaining provisions contained in the Loan Documents in any way be affected or impaired thereby.

12.4                        Construction and Venue.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Guaranty will be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if no such state court has proper jurisdiction, the United States District Court for the District of Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein will be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

12.5                        No Waiver.  No advance of loan proceeds under the Loan Documents will constitute a waiver of any of the Borrower’s representations, warranties, conditions or covenants under the Loan Documents.

12.6                        Amendment; Entire Agreement.  The Loan Documents may not be amended, altered, modified or changed verbally, but only by an agreement in writing signed by the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought.  This Agreement, the Notes and the other Loan Documents supersede (or will, in the case of the Third Tranche Note) all other prior oral or written agreements between the Lender, the Borrower, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein and therein and constitute the entire understanding of the parties with respect to the matters covered herein or therein, and except as specifically set forth herein or therein, neither the Borrower nor the Lender makes any representation, warranty, covenant or undertaking with respect to such matters.

12.7                        Time.  Time is of the essence of this Agreement and each provision of the other Loan Documents.

12.8                        Headings.  Except for the headings in paragraph 1, the headings of this Agreement are for convenience, are not part of and will not affect the interpretation of this Agreement.

12.9                        Counterparts.  This Agreement may be executed in two or more counterparts, and it will not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof.  The counterpart will be deemed an original, but all counterparts together will constitute one and the same instrument.  The parties agree that a facsimile of this Agreement signed by the parties will constitute an agreement in accordance with the terms hereof as if all of the parties had executed an original of this Agreement.

12.10                 Usury.  No provision of this Agreement, any other Loan Document or any other instrument executed in connection herewith is intended or will be construed to require or permit the payment or collection of interest at a rate that exceeds the highest non-usurious lawful rate permitted by applicable law.  If any excess of interest in such respect is provided for, or is adjudicated to be so provided for, then:  (a) the provisions of this paragraph 12.10 will govern and control; (b) neither the Borrower nor the Borrower’s successors or assigns or any other party liable for the payment thereof will be obligated to pay the amount of such interest to the extent that, with respect to such liable party, it is in excess of the maximum amount permitted by law; (c) any such excess which may have been collected will be, at the option of the Lender, either applied as a credit against the then unpaid principal amount of the Loan or refunded to the Borrower; and (d) the effective rate of interest will be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws as now or hereafter construed by the courts having jurisdiction over the Loan Documents.

12.11                 Successors and Assigns.  Neither party may assign or transfer this Agreement or any rights or obligations hereunder or any Note without the prior written consent of the other party, except that the Lender may assign the Lender’s rights (but not obligations) under this Agreement and other Loan Documents to any Affiliate of the Lender without the Borrower’s consent upon written notice to the Borrower.  This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  Lender, acting solely for this purpose as an agent of the Borrower, shall maintain at its office a register for the recordation of the names and addresses of the Lenders and assignees, and the principal amounts (and stated interest) of the Loan owing to each Lender and assignee pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.12                 No Third Party Beneficiaries; Certain Amendments.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

12.13                 Further Assurances.  Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement effective on the date first above written.

BORROWER

CLEAN ENERGY FUELS CORP.,
a Delaware corporation

By:	/s/ Richard R. Wheeler
Richard R. Wheeler
Chief Financial Officer

SIGNATURE PAGE TO LOAN AGREEMENT

IN WITNESS WHEREOF, the Borrower and the Lender have executed this Agreement effective on the date first above written.

LENDER

T. BOONE PICKENS, an individual

/s/ Boone Pickens